Exhibit 10.14

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this                  day of                  , 2003 (the “Effective Date”) by and between ACORDA THERAPEUTICS, INC., a corporation organized and existing under the laws of the state of Delaware having a principal place of business at 15 Skyline Drive, Hawthorne, New York 10532 (“Acorda”) and CORNELL RESEARCH FOUNDATION, INC., a non-profit corporation organized and existing under the laws of the state of New York having an office at 20 Thornwood Drive, Suite 105, Ithaca, NY  14850 (“Foundation”). Each of Acorda and Foundation may be referred to herein individually as a “Party” and collectively, as “Parties.”

RECITALS

WHEREAS, Foundation owns all right, title and interest in U.S. Patent No. 5,952,357; and

WHEREAS, Foundation is a wholly owned subsidiary of Cornell University (“Cornell”) and holds the ownership interests of patents, know-how, and biological materials made by Cornell’s employees and administers licenses in a manner consistent with the policies of Cornell; and

WHEREAS, Acorda desires to obtain and Foundation wishes to grant to Acorda, an exclusive license to U.S. Patent No. 5,952,357, including all intellectual property rights therein, for the development and commercialization of pharmaceutical products for all purposes; and

WHEREAS, the work leading to the Licensed Patents was supported in part by an agency of the U.S. Government, and Foundation is obligated to comply with U.S. OMB Circular A-124 and 37 CFR Part 401; and as such, this license is subject to the applicable terms of U.S. Government regulations concerning Government funded inventions.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms as used herein shall have the following meanings:

1.1          “Affiliate” shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party to this Agreement.  A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (a) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (b) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2          “Clinical Trial” shall mean one of those trials on sufficient number of subjects that are designed to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product or label expansion of such pharmaceutical product.

1.3          “Dollars” shall mean United States dollars.

1.4          “Earned Royalties” shall mean royalties payable to Foundation by Acorda for the Sale of a Royalty-Bearing Product, as provided in Section 3.2.

1.5          “FDA” shall mean the United States Food and Drug Administration or successor entity.

1.6          “Licensed Patents” shall mean U.S. Patent No. 5,952,357, together with any and all substitutions, extensions, divisionals, continuations, or continuations-in-part of such patent (or its parent application), including reexamined and reissued patents, and all foreign counterparts of any of the foregoing.

1.7          “Licensed Product” shall mean any product or process that is covered by, or the manufacture or use of which is covered by, a Valid Claim.

1.8          “Licensed Territory” shall mean the world.

1.9          “Net Sales” shall mean the actual amounts received by Acorda or an Affiliate or sublicensee of Acorda for the Sale of Royalty-Bearing Products to a Third Party purchaser less the following deductions to the extent that such amounts are actually accrued or incurred as to such sales: (a) freight, packaging and insurance costs incurred in transporting the Royalty-Bearing Product to such customers; (b) quantity, cash and other trade discounts or rebates actually allowed and taken, including without limitation, discounts or rebates granted to managed health care organizations or to any governmental agency or branch thereof; (c) customs duties, surcharges, taxes and other governmental charges incurred in connection with the exportation or importation of such Royalty-Bearing Products; and (d) amounts repaid or credited by reason of rejections, recalls or retroactive price reductions.

1.10        “Regulatory Approval” shall mean the approvals, registrations or authorizations of the FDA or other applicable regulatory agency necessary for the manufacture, distribution, use or sale of a pharmaceutical or diagnostic product in the United States.

1.11        “Royalty-Bearing Product” shall mean the product known as Fampridine-SR for all indications.

1.12        “Sale” or “Sold” shall mean the sale, transfer, exchange, or other commercial disposition of Royalty-Bearing Products by Acorda, its Affiliates or sublicensees.  In case of doubt, Sales of Royalty-Bearing Products shall be deemed consummated no later than receipt of payment from a Third Party for the applicable transaction involving such Royalty Bearing Product.

1.13        “Third Party” shall mean any entity or individual other than Acorda, Foundation or an Affiliate of either of them.

1.14        “Valid Claim” shall mean: (a) an issued claim of any unexpired patent included among the Licensed Patents, which patent has not been (i) held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction that is not further appealable, (ii) rendered unenforceable through reexamination, reissue, disclaimer or otherwise, (iii) lost through an interference proceeding or (iv) abandoned; or (b) a claim of a pending application within the Licensed Patents, provided that not more than five (5) years have elapsed from the date the claim takes priority for filing purposes.

ARTICLE 2

GRANT OF LICENSE

2.1          License.  Subject to the terms and conditions of this Agreement and to the rights of and obligations to the U.S. Government as set forth in U.S. Office of Management & Budget Circular A-124 or 37 CFR Part 401 et seq., Foundation hereby grants to Acorda and its Affiliates and Acorda hereby accepts an exclusive, fully sublicenseable license under the Licensed Patents to practice the inventions claimed therein and to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Licensed Products in the Licensed Territory during the term of this Agreement.

2.2          Retained License.  The license granted in Section 2.1 above are further subject to a right and license retained by Foundation and Cornell to practice the Licensed Patents and any improvements thereto for non-commercial academic research and education purposes only.

2.3          Sublicenses.  Acorda may grant sublicenses to Third Parties under the license in Section 2.1 to practice Licensed Patents and to research, develop, make, have made, use, sell, offer for sale, have sold, import or otherwise exploit Licensed Products upon prior written approval by Foundation, such approval not to be unreasonably withheld or delayed.  If Acorda fails to obtain the prior written consent of Foundation to a sublicense agreement, Foundation shall have the right to either terminate this Agreement pursuant to Section 10.3 or require that the sublicense be terminated.  Any such sublicense shall contain all the provisions of this Agreement which are protective of and beneficial to Foundation and Acorda shall be responsible to Foundation for the payment of Earned Royalties on Net Sales made by such sublicensees as though they were Net Sales made by Acorda.

2.4          No Implied License.  The license and rights granted in this Agreement shall not be construed to confer any rights upon Acorda by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents.

2.5          Government Regulations.  Acorda shall alone have the obligation to ensure that any Licensed Product it makes, uses, or sells, leases, or otherwise disposes of is not defective,

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

that any Licensed Product satisfies all applicable government regulations and that any export of any Licensed Product satisfies export requirements.

ARTICLE 3

COMPENSATION

3.1          License Execution Fee.  Within ten (10) days of the Effective Date, Acorda shall pay Foundation a license execution fee of [**].

3.2          Earned Royalties on Royalty-Bearing Products.  For Sales of Royalty-Bearing Product in the Licensed Territory, Acorda shall pay or cause to be paid to Foundation Earned Royalties equal to the following percentages of the aggregate annual Net Sales of such Royalty-Bearing Product by Acorda, its Affiliates and its sublicensees:

(a)           for the portion of such aggregate annual Net Sales of such Royalty-Bearing Product less than [**] in any calendar year, [**] of such Net Sales;

(b)           for the portion of such aggregate annual Net Sales of such Royalty-Bearing Product between [**] and up to [**] in any calendar year, [**] of such Net Sales; and

(c)           for the portion of such aggregate annual Net Sales of such Royalty-Bearing Product greater than [**] in any calendar year, [**] of such Net Sales.

3.3          Annual Minimum Royalty.

(a)           Subject to Section 3.3(b), if Acorda’s annual Earned Royalties payment for the Royalty-Bearing Product to Foundation pursuant to Section 3.2 after the first full calendar year anniversary following the date of Regulatory Approval for the Royalty-Bearing Product, or in any calendar year thereafter, is less than [**] (the “Minimum Royalty”), Acorda shall make or cause to be made a payment to Foundation within sixty (60) days after the end of such applicable calendar year equal to the difference between the Minimum Royalty and the total Earned Royalties payment to Foundation for all Royalty-Bearing Products for that calendar year, together with the applicable report in accordance with Article 4.

(b)           If during a given calendar year, the Earned Royalties payment to Foundation pursuant to Section 3.2 for Royalty-Bearing Products exceeds the Minimum Royalty for such year pursuant to Section 3.3(a), Acorda shall have satisfied the requirements of Section 3.3(a) for such year without any additional payment needed.

3.4          Milestone Payments.  Acorda shall pay Foundation a milestone payment in the amount specified below no later than [***] days after the occurrence of Milestone 1 and [***] days after the occurrence of Milestone 2, both milestones as defined below.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Event	Milestone Payment

(i) The effective date of a successful reissuance or reexamination of the Licensed Patents (“Milestone 1”).	$	[**]

(ii) The date of completion of a Clinical Trial testing the use of Fampridine-SR in Amyotrophic Lateral Sclerosis (ALS), provided that such Clinical Trial shall be initiated at Acorda’s discretion and a negative or non-statistically significant trial would not trigger this milestone (“Milestone 2”).

	$	[**]

No milestone payment shall be paid more than once to Foundation pursuant to this Section 3.4.  Milestone 1 and Milestone 2 are independent of each other and Milestone 2 may occur prior to Milestone 1.  In any event, Acorda shall pay the specified milestone payment only upon the occurrence of the corresponding milestone event, regardless of the order of occurrence of the milestone events.

3.5          Research Support.   Pursuant to a sponsored research agreement to be negotiated by the Parties, Acorda shall pay Foundation [**] per year for research support for two (2) years beginning the first full calendar year of commercial sales for the Royalty-Bearing Product, Fampridine-SR.  Such sponsored research agreement shall include commercially reasonable terms and conditions as are typical for sponsored research agreements of similar nature in the biotechnology industry as discussed and agreed upon in good faith by the Parties, and further, shall provide that the payment for the first year shall be due within sixty (60) days after the commencement of commercial sales for the Royalty-Bearing Product while the second payment shall be due within sixty (60) days after the first anniversary of commercial sales for the Royalty-Bearing Product.

ARTICLE 4

REPORTS, PAYMENTS AND ACCOUNTING

4.1          Earned Royalties Reports and Records.  During the term of this Agreement, Acorda shall furnish, or cause to be furnished to Foundation, quarterly written reports governing each of Acorda and its Affiliates and sublicensees for each fiscal quarter showing, as applicable:

(a)           the gross sales of all Royalty Bearing Products Sold by Acorda, its Affiliates and sublicensees, in the Licensed Territory during the reporting period, together with the calculations of Net Sales in accordance with Section 1.9;

(b)           the Earned Royalties payable in Dollars, which shall have accrued hereunder in respect to such Net Sales;

(c)           the exchange rates, if any, in determining the amount of Dollars; and

(d)           the occurrence of any event triggering a milestone payment obligation in accordance with Section 3.4.

4.2          Payment Terms.  Acorda shall provide Foundation with quarterly written reports of all sales, or other dispositions of Licensed Products by Acorda and its Affiliates and sublicensees.  In order to minimize Acorda’s time spent on royalty reports, a brief one-page report form (a “Royalty Report Form”), substantially the same as the form attached in Appendix A, will satisfy Foundation’s reporting requirements under this Section 4.2.  The report shall be made within forty-five (45) days after the end of each calendar quarter; provided, however, that if an Acorda sublicense provides that the sublicensee can submit its respective reports to Acorda forty-five (45) days or more after the end of each calendar quarter, Acorda may then delay submitting its royalty report under this Section 4.2 to Foundation with respect to such sublicensee until sixty (60) days after the end of each calendar quarter.  Foundation agrees to keep the information in these reports confidential, except as may be necessary to maintain an action against Acorda for breach of this Agreement.  Royalty payments for Net Sales of the Licensed Products invoiced during a calendar quarter shall accompany the Royalty Report Form for that quarter.  The Royalty Report Form shall be submitted regardless of whether or not royalties are owed.  Payments shall be made in Dollars.  Conversion from foreign currencies, if any, shall be based upon the conversion rate published in The Wall Street Journal on the last day of the particular quarterly accounting period (or on the last business day on which The Wall Street Journal is published during said quarterly period) for which royalties are due.  Royalty checks shall be made payable to Cornell Research Foundation Inc. and mailed to the address specified in Section 12.11.

4.3          Minimum Royalty Calculation.  Acorda shall provide in the Royalty Report Form for the last quarter in each calendar year, the total Earned Royalties paid by Acorda to the Foundation for such calendar year and if such total is less than the Minimum Royalty, Acorda shall pay Foundation an amount equal to the difference between the total Earned Royalties paid in such calendar year and the Minimum Royalty.

4.4          Right to Audit.  Foundation shall have the right, upon prior written notice to Acorda, not more than once in each Acorda fiscal year, to engage an independent nationally-certified auditing firm selected by Foundation and acceptable to Acorda, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours of Acorda as may be reasonably necessary to verify the accuracy of the Earned Royalties reports required to be furnished by Acorda pursuant to Section 4.1 of the Agreement.  If such audit by Foundation shows any underpayment of Earned Royalties by Acorda, its Affiliates or sublicensees, then, within thirty (30) days after Acorda’s receipt of such report, Acorda shall remit or shall cause its sublicensees to remit to Foundation:

(a)           the amount of such underpayment; and

(b)           if such underpayment exceeds five percent (5%) of the total Earned Royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such auditing firm performing the audit.  Otherwise, such fees and expenses shall be borne solely by Foundation.  Any overpayment of Earned Royalties shall be fully creditable against future Earned Royalties payable in any subsequent royalty period.

4.5          Confidentiality of Records.  All information subject to review under this Article 4 shall be deemed Acorda’s Confidential Information (as defined in Section 9.1). The independent nationally-certified auditing firm shall not disclose to Foundation or to any Third Party any such Confidential Information, except for any Confidential Information showing a discrepancy in amount owed to Foundation, and Foundation shall not use any such information for any purpose other than determining and enforcing its rights under this Agreement.  Foundation agrees to hold such records confidential, except as may be necessary to maintain an action against Acorda for breach of this Agreement.

4.6          The records required under Article 4 shall be maintained and available for inspection for a period of five (5) years following the calendar quarter to which they pertain.  This Section 4.6 shall survive termination of this Agreement.

4.7          Payments due under this Agreement that are more than the sixty (60) days late shall be subject to a twenty percent (20%) per annum interest charge.

4.8          Acorda shall keep Foundation appropriately informed about Acorda’s development and commercialization efforts with respect to Licensed Products.  Without limiting the generality of the foregoing, Acorda shall provide Foundation with written notice of significant development, regulatory approval and commercialization plans, activities and results with respect to Licensed Products.  In addition, on each anniversary of the Effective Date during the term of this Agreement (commencing with the first (1st) anniversary thereof), Acorda shall provide Foundation with a written annual report summarizing Acorda’s efforts and progress in developing and commercializing Licensed Products during the immediately preceding twelve (12) months.

ARTICLE 5

PATENTS AND PATENT COSTS

5.1          Prosecution and Maintenance of Licensed Patents.  Foundation shall be primarily responsible for all patent prosecution and maintenance activities pertaining to Licensed Patents.  Foundation shall keep Acorda reasonably informed of its activities relating to the filing, prosecution and maintenance of Licensed Patents, including providing copies of all filings and correspondence with patent authorities, in a timely manner, so as to give Acorda an opportunity to comment thereon.  Foundation shall use good faith efforts to accommodate all such comments.  Without limiting the generality of the foregoing, Foundation shall work collaboratively with Acorda to secure the reissuance or reexamination of the Licensed Patents in a manner acceptable to Foundation and Acorda.  Acorda agrees to keep any documentation received under this Section 5.1 confidential in accordance with Article 9 herein.

5.2          Future Patent Costs.  Acorda shall pay all fees and out-of-pocket costs incurred by Foundation pursuant to its activities under Section 5.1 after the Effective Date for on-going patent prosecution and maintenance activities for the Licensed Patents (the “Future Patent Costs”).  Acorda shall reimburse Foundation, no later than thirty (30) days after receipt of an invoice from Foundation for such Future Patent Costs.

5.3          Acorda’s Payment Obligation.  Acorda’s obligation, pursuant to Section 5.2 to pay for domestic and foreign patent filing, prosecution, and maintenance costs for Licensed Patents shall continue for so long as this Agreement remains in effect, provided, however, that Acorda may terminate its obligations with respect to any given patent application or patent in the Licensed Patents in any particular country or jurisdiction upon thirty (30) days written notice to Foundation, provided, further, that Acorda’s rights under such patent applications or patents in such countries, for which it has terminated its payment obligations pursuant to this Section 5.3, shall terminate.  Patent costs already committed to prior to the date of the termination notice and which are not cancelable, shall be the responsibility of Acorda and shall survive termination of this Agreement.

ARTICLE 6

INFRINGEMENT

6.1          Enforcement of Patents.  If either Acorda or Foundation becomes aware of a product made, used or sold in the Licensed Territory, which it believes infringes a Valid Claim, the Party obtaining such knowledge shall promptly advise the other Party of all relevant facts and circumstances pertaining to the potential infringement.  Acorda shall have the first right, but not the obligation, to enforce any patent rights within the Licensed Patents against such infringement, at its own expense.  Foundation shall cooperate with Acorda in such effort, at Acorda’s expense, including being joined as a Party to such action, if necessary.  Any damages or costs recovered in connection with any action filed by Acorda hereunder which exceed Acorda’s out-of-pocket costs and expenses of litigation, shall be deemed to be the proceeds of Sales of Royalty-Bearing Products in the fiscal quarter received by Acorda, and Earned Royalties shall be payable by Acorda to Foundation thereon in accordance with the terms of this Agreement.

6.2          Backup Enforcement Right of Foundation.  If Acorda fails within one hundred twenty (120) days after receiving notice from Foundation of a potential infringement, or providing Foundation with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof and, thereafter to prosecute such action diligently, or if Acorda notifies Foundation that it does not plan to terminate the infringement or institute such action, then Foundation shall have the right to do so at its own expense; provided however, that Foundation first consults with Acorda and gives due consideration to Acorda’s reasons for not instituting actions to terminate or otherwise prevent continuation of such infringement.  If Foundation decides to pursue such infringement, Acorda shall cooperate with Foundation in such effort including being joined as a Party to such action if necessary.  Foundation shall be entitled to retain all damages or costs awarded to Foundation in such action.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; EXCLUSION OF WARRANTIES

7.1          Foundation Representations and Warranties.

(a)           Foundation represents and warrants that it has the right to enter into this Agreement.  Foundation warrants that it has the right to convey to Acorda the rights granted under this Agreement.

(b)           Foundation warrants that it is the sole owner of Licensed Patents prior to the effective date of this Agreement, and has not granted any license or other rights to any third party under the Licensed Patents which rights are still in existence, subject to U.S. government regulations concerning government funded inventions.

(c)           Foundation makes no representation or warranty that Licensed Patents will be reissued.

(d)           Foundation makes no representations or warranties concerning the validity or scope of any Licensed Patents.

(e)           Foundation does not warrant that any Licensed Product made, used, sold, leased or otherwise disposed of under the license of this Agreement is or will be free from infringement of patents of third parties.

(f)            Nothing herein shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Foundation or Cornell or other persons other than Licensed Patents, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patents.

(g)           Foundation is under no obligation to furnish any technology or technological information other than the Licensed Patents.

(h)           Nothing herein shall be construed to grant Acorda rights under any applications or patents other than Licensed Patents.

(i)            Foundation does not make any representations, extend any warranties of any kind, express or implied, or assume any responsibility whatever concerning the manufacture, use, or sale, lease or other disposition by Acorda or its vendees or transferees of Licensed Products.

(j)            Except as expressly set forth in this Agreement, FOUNDATION MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

7.2          Acorda Representations and Warranties.  Acorda represents, warrants and covenants to Foundation that:

(a)           this Agreement is a legal and valid obligation of, binding upon, and enforceable against Acorda in accordance with the terms of this Agreement;

(b)           Acorda has the right to enter into this Agreement and perform the obligations set forth in this Agreement; and

(c)           the execution, delivery and performance of this Agreement does not conflict with, constitute a breach of, or in any way violate any arrangement, understanding or agreement to which Acorda is a party or by which Acorda is bound.

ARTICLE 8

INDEMNIFICATION; LIMITATION OF LIABILITY

8.1          Indemnification by Acorda.  Acorda shall defend, indemnify and hold harmless Foundation and Cornell and their respective trustees, officers, directors, employees, agents and students (the “Foundation Indemnitees”), from and against any and all losses, liabilities, expenses or damages (including reasonable attorneys’ fees) (collectively, the “Losses”) resulting from claims made or legal proceedings instituted, made or brought against Foundation and/or Cornell by a Third Party arising or alleged to arise by reason of, or in connection with, any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by the manufacture, testing, design, use, Sale or labeling of any Licensed Products by Acorda, its Affiliates, contractors, agents, or sublicensees, except to the extent of any Losses that arise from the negligence or intentional misconduct of Foundation Indemnitees.

8.2          In the event Foundation is found to be in breach of Sections 7.1(a) and/or 7.1(b) of this Agreement, Foundation shall use its best efforts to remedy such breach within ninety (90) days of receipt by Foundation of written notification that such a breach has occurred.  If Foundation is unable to remedy such breach within ninety (90) days after receiving such written notification of a breach, Foundation shall use its best efforts to obtain the right to grant, and to grant to Acorda, a non-exclusive, fully sublicenseable license under the Licensed Patents to practice the inventions claimed therein and to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise exploit Licensed Products in the Licensed Territory pursuant to a new license agreement, the terms of which will be negotiated in good faith by the Parties (which terms shall be no less favorable to Acorda than the terms of this Agreement).  Foundation shall not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. Foundation shall not have any responsibilities or liabilities whatsoever with respect to Licensed Products.

8.3          Indemnification Procedure.  To be indemnified hereunder, the Foundation shall provide Acorda with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of Foundation) or settle any such claim provided however, that Acorda shall not enter into any settlement for damages other than monetary damages without the Foundation’s written consent, such consent not to be unreasonably withheld or delayed.  The Foundation shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by Acorda.

8.4          Insurance.  Acorda shall maintain commercially reasonable levels of insurance or other adequate forms of protection to satisfy its indemnification obligations under this Agreement.

ARTICLE 9

CONFIDENTIALITY

9.1          Nondisclosure of Confidential Information.  Except as otherwise provided hereunder, during the term of this Agreement and for a period of five (5) years thereafter, Acorda and Foundation each agrees to retain in strict confidence, use only for the purposes of this Agreement, and not disclose any written information or data supplied by one Party to the other under this Agreement and marked as proprietary or confidential without the prior written consent of the disclosing Party.  For purposes of this Agreement, all such information and data which a Party is obligated to retain in confidence shall be “Confidential Information.”

9.2          Permitted Disclosure.  It shall not be a breach of this Article 9 if the recipient Party is required to disclose the other Party’s Confidential Information pursuant to an order of the government or a court of competent jurisdiction, provided that the recipient Party (a) provides the other Party with adequate notice of the required disclosure, (b) cooperates with the other Party’s efforts to protect its Confidential Information with respect to such disclosure and (c) takes all reasonable measures requested by the other Party to challenge or to modify the scope of such required disclosure.  To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, the recipient Party may disclose Confidential Information of the other Party to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators provided that such entities or persons are bound by obligations of confidentiality and non-use as strict as the obligations in this Agreement and agree to use the Confidential Information only for such purposes as the recipient Party is authorized to use the Confidential Information.

9.3          Exceptions.  The obligation under Section 9.1 not to use or disclose Confidential Information shall not apply to any part of such Confidential Information that the recipient Party can establish by competent written proof:

(a)           is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the recipient Party obligated not to disclose such Confidential Information, its Affiliates or sublicensees in contravention of this Agreement;

(b)           is disclosed to the recipient Party, its Affiliates or sublicensees by a Third Party having the right to disclose it;

(c)           prior to disclosure under this Agreement, was already in the possession of the recipient Party, its Affiliates or sublicensees, as proven through contemporaneous documentation;

(d)           results from the research and development by the recipient Party, its Affiliates or sublicensees, independent of disclosures from the disclosing Party of this

Agreement, provided that the persons developing such information have not had exposure to the Confidential Information received from the disclosing Party; or

(e)           Acorda and Foundation agree in writing may be disclosed.

9.4          Publication.  It is the policy of Foundation and Cornell to promote and safeguard free and open inquiry by faculty, students and others.  To further this policy, Foundation and Cornell shall retain the right to publish the technology described in Licensed Patents.  Foundation and Cornell shall use reasonable efforts to furnish Acorda with a copy of any proposed publication relating to the Licensed Products at least sixty (60) days in advance of the publication date.  Within this sixty (60) day period, Acorda shall review such proposed publication to determine whether Acorda desires to file patent applications on subject matter contained therein and if it is determined that a patent application should be filed, such patent application shall be filed within this sixty (60) day period.

ARTICLE 10

TERM AND TERMINATION

10.1        Term.  Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date hereof and shall continue in full force and effect until the expiration of the last to expire Valid Claim.

10.2        Termination by Acorda.  Acorda may terminate this Agreement at any time upon forty five (45) days prior written notice to Foundation.

10.3        Termination for Material Breach.  If either Party breaches a material obligation under this Agreement, the other Party shall have the right to give the breaching Party written notice describing the alleged breach.  If the breaching Party does not cure such breach within sixty (60) days after receipt of such notice, the notifying Party may, in addition to any other rights it may have under this Agreement, terminate this Agreement effective immediately.  However, if there is a dispute between the Parties as to termination under this Section 10.3, no termination shall be effected until such dispute is resolved pursuant to Section 12.1.

10.4        Upon termination of this Agreement for any reason, including the end of term as specified above, all rights and obligations under this Agreement shall terminate, except those that have accrued prior to termination and except as specified in the Agreement.

ARTICLE 11

ASSIGNMENT

Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s written consent to an Affiliate or to a successor to all, or substantially all, of the business to which this Agreement relates of such Party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Article 11 shall be null and void and of no legal effect.

ARTICLE 12

MISCELLANEOUS

12.1        Dispute Resolution.  If any disputes, controversies or claims arise out of, or in connection with, this Agreement (each, a “Dispute”), the Parties shall notify each other in writing of such Dispute and will use good faith efforts to resolve the Dispute.  If the Parties are unable to resolve such Dispute within ten (10) business days of a Party receiving notification from the other Party and requesting resolution of such Dispute, then either Party may, for a period of thirty (30) days thereafter, request in writing that such Dispute be resolved through arbitration, and such arbitration shall be conducted under the auspices of the American Arbitration Association pursuant to that organization’s rules for commercial arbitration.  If neither Party requests to resolve the Dispute through arbitration within such thirty (30) day period, then either Party may pursue resolution through any court of competent jurisdiction in accordance with Section 12.7.  Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary or permanent injunction, or other equitable relief.

12.2        Notwithstanding Section 12.1, Foundation reserves the right and power to proceed with direct judicial remedies against Acorda without conciliation, mediation, mediation, arbitration or disputer resolution for breach of the royalty and/or milestone payments and sales reporting provisions of this Agreement after giving written notice of such breach to Acorda followed by an opportunity period of sixty (60) days in which to cure such breach.  In collecting overdue royalty and milestone payments and securing compliance with reporting obligations, Foundation may use all judicial remedies available.

12.3        Legal Compliance.  Acorda shall comply with all laws and regulations relating to its manufacture, use, Sale, labeling or distribution of Licensed Products and shall not take any action which would cause Foundation or Acorda to violate any applicable laws or regulations.

12.4        Independent Contractor.  Acorda’s relationship to Foundation shall be that of a licensee only.  Neither Party shall be considered to be an employee or agent of the other, nor shall this Agreement constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.  In that respect, neither Party shall have the authority to execute any agreement on behalf of the other Party, nor shall either Party have any authority to negotiate any agreement, except as the other Party may expressly direct in writing.

12.5        Patent Marking.  Acorda agrees to mark the appropriate patent number or numbers on all Licensed Products made or Sold in the Licensed Territory in accordance with all applicable governmental laws, rules and regulations, and to requires its sublicensees to do the same.

12.6        Use of Names.  Acorda shall  not use, nor shall Acorda permit sublicensees to use, the names, trademarks, logos or symbols of Foundation or Cornell University, or their respective employees, students and faculty members for any commercial purpose, except as required to comply with law, regulation or court order, without the prior written approval of Foundation. Foundation shall obtain the prior written approval of Acorda prior to making use of the name, trademarks, logos or symbols of Acorda for any commercial purpose, except as required to comply with law, regulation or court order.

12.7        Governing Law.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of New York, U.S.A (without regard to its laws regarding choice of law) and the United States of America.  Only federal or state courts located in the State of New York, U.S.A., shall have jurisdiction to hear and decide any controversy or claim between the Parties arising under or relating to this Agreement.

12.8        Entire Agreement.  This Agreement and the Appendices attached hereto and incorporated herein constitutes the entire, final and exclusive agreement between the Parties hereto and supercedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.9        Survival.  Articles 7, 8, 9, and 12 and Section 4.6 shall survive termination of this Agreement for any reason.

12.10      Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable.  If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect.  To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid, or unenforceable provision.  In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, the Party who is the beneficiary of such illegal, invalid or unenforceable provision has the right to terminate this Agreement upon written notice, effective upon receipt, to the other Party.

12.11      Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered.  Unless otherwise specified in writing, the mailing addresess of the Parties shall be as described below.

For Acorda:	Acorda Therapeutics, Inc. 15 Skyline Drive Hawthorne, New York 10532 Attention: Harold Safferstein Title: Vice President, Business Development

For Foundation:

Payments to Foundation shall be sent to:

Cornell Research Foundation, Inc. 20 Thornwood Drive, Suite 105 Ithaca, NY 14850 Attn: Accounting Phone: 607-257-1081 Fax: 607-257-1015
All other communications to Foundation shall be sent to:

Cornell Research Foundation, Inc. 418 E. 71st Street, Suite 61 New York, NY 10021 Attn:Brian J. Kelly, Vice President Phone: 212-746-6186 FAX: 212-746-6662

12.12      Force Majeure.  Any delays in, or failure of, performance of any Party to this Agreement shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the Party affected, including, but not limited to, acts of God, acts of terrorism, strikes or other concerted acts of workmen, civil disturbances, fires, floods, earthquakes, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

12.13      No Waiver.  The failure by either Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of either Party’s rights thereafter to enforce each and every such provision of this Agreement.

12.14      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Acorda and Foundation have caused this Agreement to be signed, under seal, by their duly authorized representatives below.

ACORDA THERAPEUTICS, INC.		CORNELL RESEARCH FOUNDATION, INC.

By:	/s/ Harold T. Safferstein	By:	/s/ Brian Kelly

Name:	Harold T. Safferstein	Name:	Brian Kelly

Title:	Vice President, Business Development	Title:	Vice President

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APPENDIX A - ROYALTY REPORT

Report royalty payment information to the Cornell Research Foundation, Inc (CRF) using the report format or facsimile attached to these instructions.  This minimal information must be provided in order to correctly record royalty related events required by your license agreement with CRF.

Use a separate report to record royalty information for each license agreement.  For each licensee agreement, report royalty sales by CRF docket number, which identifies the technology.  List each contributing technology if more than one technology is used to produce a royalty generating process/product.  This level of detail permits evaluation of the use of each technology under license with your company.

Submit this information along with appropriate payment to:

Cornell Research Foundation, Inc.
ATTN:  Finance and Accounting
20 Thornwood Drive, Suite 105
Ithaca, NY  14850
(607) 257-1081
www.crf.cornell.edu

For your convenience, payments may be made by FEDWIRE or ACH to:
Tompkins Trust Company
The Commons
Ithaca, NY  14851
(607) 273-3210
www.tompkinstrust.com

Account:  01-101-007353, ABA: 021302648

ROYALTY REPORT – [licensee NAME]

LICENSEE NAME:	CRF LICENSE NUMBER:

REPORTING PERIOD:

Individual to contact concerning this information:

Name:	Phone # or email ID:

For each product/item subject to a royalty payment provision, provide the following information as applicable.

PRODUCT/ITEM:

CRF Docket Number	Country	Number of Units/Products Sold	Gross Sales By Country	Net Sales By Country	Royalty Rate	Less Minimum Royalty Payment Made	Net Royalty Payment Due

Total Payment

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